Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2015 First Quarter Results
Fiscal 2015 first quarter net revenues of $56.6 million and diluted earnings per share of $0.05. Fiscal 2015 second quarter net revenue guidance of $56 million to $61 million.

MALVERN, Pa. (May 5, 2015) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2015 first quarter ended March 28, 2015.
Ziv Shoshani, VPG’s chief executive officer said, “Revenues this quarter included a $4.4 million negative foreign exchange rate impact versus last year’s first quarter, due to the strengthening of the U.S. dollar. Consolidated gross margin improved year-over-year, and our book-to-bill and backlog increased sequentially. We continue to make progress with our organic growth platforms, specifically our advanced sensor line in our Foil Technology Products segment.”
Net revenues for the first quarter of 2015 were $56.6 million, representing a 7.3% decrease from $61.0 million of net revenues for the comparable prior year period. Comparing sequential results, net revenues for the first quarter of 2015 decreased by $4.6 million, or 7.5%, from $61.2 million in the fourth quarter of 2014. Net revenues were negatively impacted by the effect of foreign exchange rates of $4.4 million as compared to the first quarter of 2014 and were negatively impacted by the effect of foreign exchange rates of $2.3 million as compared to the fourth quarter of 2014.
Net earnings attributable to VPG stockholders for the first quarter of 2015 were $0.7 million, or $0.05 per diluted share, compared to net earnings attributable to VPG stockholders for the first quarter of 2014 of $1.7 million, or $0.12 per diluted share.
Adjusted net earnings attributable to VPG stockholders for the first quarter of 2015 were $0.8 million, or $0.05 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $2.0 million, or $0.14 per diluted share, for the comparable prior year period. Net earnings attributable to VPG stockholders for the first quarter of 2015 include $0.1 million of restructuring costs at one of the company's subsidiaries, versus $0.4 million of acquisition related costs and restructuring costs in the first quarter of 2014, which affect comparability. Foreign exchange rates for the first quarter of 2015 as compared to the prior year period had a negative impact to pretax income of $0.5 million, or $0.03 per diluted share.
Segments
The Foil Technology Products segment revenues were $25.1 million in the first quarter of 2015, down 3.6% from $26.0 million in the first quarter last year, and down 5.9% from $26.6 million in the fourth quarter of 2014. Net revenues were negatively impacted by the effect of foreign exchange rates of $1.7 million as compared to the first quarter of 2014 and were negatively impacted by the effect of foreign exchange rates of $0.7 million as compared to the fourth quarter of 2014. The gross margin for the segment increased to 40.6% for the first quarter of 2015 compared to 37.9% in the first quarter last year, and up from 37.6% in the fourth quarter of 2014. The gross margin increased from the comparable prior year period primarily due to volume and manufacturing efficiencies. The sequential gross margin increase was primarily due to non-recurring, fourth quarter 2014 year-end inventory adjustments.

The Force Sensors segment revenues of $15.2 million in the first quarter of 2015 were down 7.3% compared to $16.4 million in the first quarter last year, and were down 12.5% from $17.4 million in the fourth quarter of 2014. Decreased year-over-year revenues are attributable primarily to $0.8 million of negative exchange rate impact and $0.4 million of lower volume. The decrease in sequential revenues is attributable to lower volume. The gross margin for the segment was 21.9% in the first quarter of 2015 versus 21.3% in the first quarter of 2014 and 22.8% in the fourth quarter of 2014. The gross margin for the quarter increased from the comparable prior year period primarily due to manufacturing efficiencies and an increase in inventories, offset by negative foreign exchange rate effects. The sequential gross margin decreased due to lower volume.
The Weighing and Control Systems segment revenues were $16.3 million in the first quarter of 2015, down 12.3% from $18.6 million in the first quarter last year, and down 5.0% from $17.2 million in the fourth quarter of 2014. Decreased year-over-year revenues were attributable to $2.0 million of negative foreign exchange rate effects and the sequential decrease is attributable to $1.1 million of negative foreign exchange rate effects. The gross margin for the segment was 44.6% in the first quarter of 2015 versus 46.7% in the first quarter of 2014 and 44.3% in the fourth quarter of 2014. The year-over-year decrease in gross margin is primarily due to the negative effects of foreign exchange rates and unfavorable product mix. Sequentially, gross margin is relatively flat.
Outlook
Mr. Shoshani concluded, “Given the diversity of end markets that we serve, some markets are stronger while others are weaker, and assuming a similar exchange rate impact to our revenues, we are forecasting second quarter revenues to be in the range of $56 million to $61 million.”
Conference Call and Webcast
A conference call will be held today (May 5, 2015) at 10:00 a.m. EDT (9:00 a.m. CDT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 1260722, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode: 10063601. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
###

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	March 28, 2015	March 29, 2014

Net revenues	$56,608	$61,041
Costs of products sold	35,829	38,994
Gross profit	20,779	22,047
Gross profit margin	36.7%	36.1%

Selling, general, and administrative expenses	18,733	18,700
Restructuring costs	78	324
Operating income	1,968	3,023
Operating margin	3.5%	5.0%

Other income (expense):
Interest expense	(184)	(212)
Other	(958)	(542)
Other income (expense) - net	(1,142)	(754)

Income before taxes	826	2,269

Income tax expense	143	496

Net earnings	683	1,773
Less: net (loss) earnings attributable to noncontrolling interests	(13)	67
Net earnings attributable to VPG stockholders	$696	$1,706

Basic earnings per share attributable to VPG stockholders	$0.05	$0.12
Diluted earnings per share attributable to VPG stockholders	$0.05	$0.12

Weighted average shares outstanding - basic	13,746	13,752
Weighted average shares outstanding - diluted	13,960	13,958

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 28, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$70,212	$79,642
Accounts receivable, net	36,707	37,514
Inventories:
Raw materials	14,737	15,017
Work in process	21,710	20,498
Finished goods	19,196	18,798
Inventories, net	55,643	54,313

Deferred income taxes	5,024	5,003
Prepaid expenses and other current assets	11,239	10,566
Total current assets	178,825	187,038

Property and equipment, at cost:
Land	1,845	1,893
Buildings and improvements	49,813	50,266
Machinery and equipment	79,797	79,109
Software	6,855	6,837
Construction in progress	2,536	3,786
Accumulated depreciation	(90,911)	(89,909)
Property and equipment, net	49,935	51,982

Goodwill	11,890	12,788

Intangible assets, net	15,856	17,489

Other assets	20,659	20,590
Total assets	$277,165	$289,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 28, 2015	December 31, 2014
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,298	$10,371
Payroll and related expenses	14,302	14,252
Other accrued expenses	13,338	16,590
Income taxes	387	2,197
Current portion of long-term debt	5,370	5,120
Total current liabilities	43,695	48,530

Long-term debt, less current portion	16,185	17,713
Deferred income taxes	643	1,756
Other liabilities	7,288	7,658
Accrued pension and other postretirement costs	12,727	13,072
Total liabilities	80,538	88,729

Commitments and contingencies

Equity:
Common stock	1,275	1,273
Class B convertible common stock	103	103
Treasury stock	(1,263)	(32)
Capital in excess of par value	189,621	189,532
Retained earnings	37,196	36,500
Accumulated other comprehensive loss	(30,510)	(26,452)
Total Vishay Precision Group, Inc. stockholders' equity	196,422	200,924
Noncontrolling interests	205	234
Total equity	196,627	201,158
Total liabilities and equity	$277,165	$289,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three fiscal months ended
	March 28, 2015	March 29, 2014

Operating activities
Net earnings	$683	$1,773
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	2,756	2,849
Loss (gain) on disposal of property and equipment	2	(3)
Share-based compensation expense	267	222
Inventory write-offs for obsolescence	480	438
Other	(291)	486
Net changes in operating assets and liabilities:
Accounts receivable	(459)	(1,506)
Inventories	(2,684)	(286)
Prepaid expenses and other current assets	(706)	(316)
Trade accounts payable	121	237
Other current liabilities	(3,566)	(1,855)
Net cash (used in) provided by operating activities	(3,397)	2,039

Investing activities
Capital expenditures	(1,782)	(1,878)
Proceeds from sale of property and equipment	—	3
Net cash used in investing activities	(1,782)	(1,875)

Financing activities
Principal payments on long-term debt and capital leases	(1,280)	(1,035)
Purchase of treasury stock	(1,231)	—
Distributions to noncontrolling interests	(16)	(18)
Net cash used in financing activities	(2,527)	(1,053)
Effect of exchange rate changes on cash and cash equivalents	(1,724)	145
Decrease in cash and cash equivalents	(9,430)	(744)

Cash and cash equivalents at beginning of period	79,642	72,785
Cash and cash equivalents at end of period	$70,212	$72,041

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended
	March 28, 2015	March 29, 2014
Gross profit	$20,779	$22,047
Gross profit margin	36.7%	36.1%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	—	39

Adjusted gross profit	$20,779	$22,086
Adjusted gross profit margin	36.7%	36.2%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended
	March 28, 2015	March 29, 2014
Net earnings attributable to VPG stockholders	$696	$1,706

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	39
Restructuring costs	78	324

Reconciling items affecting income tax expense
Tax effect of adjustments for purchase accounting and restructuring costs	16	92
Adjusted net earnings attributable to VPG stockholders	$758	$1,977

Weighted average shares outstanding - diluted	13,960	13,958

Adjusted net earnings per diluted share	$0.05	$0.14